Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (No. 333-189870) on Form N-1A of FVIT American Funds® Managed Risk Portfolio, FVIT BlackRock Global Allocation Managed Risk Portfolio, FVIT WMC Research Managed Risk Portfolio, FVIT Balanced Managed Risk Portfolio (formerly FVIT Index Managed Risk Portfolio), and FVIT Select Advisor Managed Risk Portfolio, each a separate series of Forethought Variable Insurance Trust, of our report dated February 14, 2014, relating to our audits of the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of FVIT American Funds® Managed Risk Portfolio, FVIT BlackRock Global Allocation Managed Risk Portfolio, FVIT WMC Research Managed Risk Portfolio, FVIT Balanced Managed Risk Portfolio, and FVIT Select Advisor Managed Risk Portfolio, each a separate series of Forethought Variable Insurance Trust, as of December 31, 2013 and for the period from October 31, 2013 (commencement of operations) through December 31, 2013.

We also consent to the references to our Firm under the captions "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

April 29, 2014